Exhibit 99.1

Radian Releases Delinquency Data for December

PHILADELPHIA--(BUSINESS WIRE)--January 7, 2015--Radian Guaranty Inc., the mortgage insurance subsidiary of Radian Group Inc., today released data for primary mortgage insurance delinquencies for December 2014. These details may also be found on Radian’s website at http://www.radian.biz/page?name=NewsReleases. Previously released historical data is also available on the website at http://www.radian.biz/page?name=FinancialReportsMortgageInsurance.

The information below regarding new delinquencies and cures is reported to Radian from loan servicers. Default reporting, particularly on a monthly basis, may be affected by several factors, including the date on which the report is generated and transmitted to Radian, updated information submitted by servicers and by the timing of servicing transfers.

December 2014
Primary New Insurance Written ($ in billions)	$3.43

Beginning Primary Delinquent Inventory (# of loans)	45,908
Plus: New Delinquencies	4,004
Less: Cures	(3,560)
Less: Paids
(including those charged to a deductible or captive)	(777)
Less: Rescissions and Denials (1)	(256)
Ending Primary Delinquent Inventory (# of loans)	45,319

(1)

Rescissions and Denials are net of actual reinstatements for the period. For additional details on reinstatement trends as of September 30, 2014, refer to Slide 22 of Radian’s Third Quarter 2014 Presentation Slides available in the Investors section of Radian’s website at www.radian.biz.

About Radian

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance and related risk mitigation products and services to mortgage lenders nationwide through its principal operating subsidiary, Radian Guaranty Inc. These services help promote and preserve homeownership opportunities for homebuyers, while protecting lenders from default-related losses on residential first mortgages and facilitating the sale of low-downpayment mortgages in the secondary market. Additional information may be found at www.radian.biz.

CONTACT:
Radian Group Inc.
Emily Riley, 215-231-1035
emily.riley@radian.biz